Exhibit (a)(1)(V)
SCREEN SHOT OF INTRANET PAGE DISPLAYING ACTUAL EXCHANGE RATIOS
Alert Me Title Aspect Medical Systems Offer to Exchange Certain Outstanding Stock Options for New Stock Options Body We are pleased to announce that Aspect Medical Systems, Inc., or Aspect, is officially commencing its Offer to Exchange Certain Outstanding Stock Options for New Stock Options, referred to as the exchange offer. The exchange offer and withdrawal rights will remain open until 11:59 p.m., Eastern Time, on July 10, 2009, unless the exchange offer is extended. You may take advantage of the exchange offer if you are an eligible optionholder and you hold eligible options. These italicized terms are defined in the exchange offer document that is attached to this email. Also attached to this email is an Election Form and Notice of Withdrawal. Please carefully read the Offer to Exchange, the Election Form and the Notice of Withdrawal. In order to participate in the exchange offer, you must meet the criteria and follow the instructions set forth in the Election Form, including returning your properly completed and signed Election Form to me so that I receive it before 11:59 p.m., Eastern Time, on July 10, 2009 (or a later expiration date if Aspect extends the exchange offer). The Election Form must be delivered using one of the de livery methods outlined in the instructions to the Election Form. Expires 7/10/2009 Attachments ElectionForm.pdf Employee Option Calculator as of 7 10 09.xls Final Exchange Ratios 7 10 09.xls Noticeof Withdrawal.pdf Of f ertoExchange. pdf

1998 Stock Plan Options

Exchange Ratio -
Exercise Price	$5.99 Stock Price
$15.000	28:1
$23.625	27:1
$24.500	32:1
$28.625	127:1
$47.875	6625:1
2001 Stock Plan Options

Exchange Ratio -
Exercise Price	$5.99 Stock Price
$15.230	2:1
$15.590	2:1
$15.660	3:1
$16.150	3:1
$16.980	3:1
$17.000	3:1
$17.300	3:1
$17.990	3:1
$18.200	3:1
$20.610	3:1
$26.790	3:1
$27.000	3:1
$29.250	3:1
$31.800	4:1
$32.330	4:1
$34.900	4:1